                                                Filed Pursuant to Rule 424(B)(3)
                                                 Registration No. 333-7593




                    MERRILL LYNCH INVESTMENT PARTNERS INC.

                    [LOGO]



                    ML Principal
                    Protection L.P.





                    Monthly Statement February 1998
                    -------------------------------
                    [LOGO] Merrill Lynch

                         ML Principal Protection L.P.

The Net Asset Value ("NAV") of ML Principal Protection L.P. (the "Fund") decreased during February. Please see the accompanying summary financial information for the NAV of your series of Units.

                          --------------------------

John W. Henry & Company, Inc. ("JWH"), one of the Fund's trading advisors, has notified the Fund of the following personnel changes:

Mr. Christopher E. Deakins is the director of investor services of JWH. Mr. Deakins is responsible for general business development and oversees the investor services function. Prior to joining JWH in August 1995, he was a vice president, national sales, and a member of the Management Team for RXR Capital Management, Inc. His responsibilities consisted of business development, institutional sales, and broker-dealer support. Prior to joining RXR in August 1986, he was engaged as an account executive for Prudential-Bache Securities starting in February 1985. Prior to that, Mr. Deakins was an account executive for Merrill Lynch. He received a B.A. in Economics from Hartwick College.

Ms. Florence Y. Sofer is director of marketing of JWH. She is responsible for the development and implementation of strategic marketing and communications programs. Ms. Sofer joined JWH as a marketing manager in June 1997 from GAM Funds, Inc. where she was a marketing manager from June 1994 to May 1997. From October 1993 to June 1994, Ms. Sofer relocated from Washington D.C. to New York, New York. Prior to that she was a senior marketing analyst with MCI Telecommunications, Inc. from May 1992 to October 1993. She received her B.A. in Economics and International Relations from The American University and an M.B.A. with an emphasis in marketing from George Washington University.

Mr. David R. Bailin is no longer an executive vice president or principal of JWH effective February 5, 1998.

Mr. Michael D. Gould is no longer director of investor services or principal of JWH effective February 5, 1998.

Mr. Chris J. Lautenslager is no longer a vice president or principal of JWH effective February 5, 1998.

Mr. William B. Kelley is a vice president of JWH effective February 9, 1998.

Mr. Robert B. Lendrim is a vice president of JWH effective February 9,
1998.

                               1998 Year-to-Date
                         Gross Total Trading Results*
                              Through February 28

   Agriculture                 $   411,555
   Currencies                   (1,622,343)
   Energy                          275,920
   Financial Instruments           780,937
   Metals                          271,147
   Stock Indices                  (300,775)
   Total                       $  (183,559)

   *Before deduction of any fees and charges

FOR THE EXCLUSIVE USE OF INVESTORS IN ML PRINCIPAL PROTECTION L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY A CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

                         ML Principal Protection L.P.
                               February 28, 1998
                             Statement of Changes
                              in Net Asset Value


Net Asset Value (1,004,776.37 Units) at
  January 31, 1998                                     $107,071,311
Net Income/(Loss) for February 1998                        (603,272)
Redemptions of 30,392.80 Units                           (3,263,944)
                                                       ------------
Net Asset Value (974,383.57 Units) at
  February 28, 1998                                    $103,204,095
                                                       ============
Net Asset Value at February 28, 1998
     Series A Units                                    $    113.25*
                                                       ============
     Series B Units                                    $    108.70*
                                                       ============
     Series C Units                                    $    107.70*
                                                       ============
     Series D Units                                    $    109.48*
                                                       ============
     Series E Units                                    $    108.94*
                                                       ============
     Series F Units                                    $    103.85*
                                                       ============
     Series G Units                                    $    106.08*
                                                       ============
     Series H Units                                    $    106.17*
                                                       ============
     Series K Units                                    $    104.23
                                                       ============
     Series L Units                                    $    101.51
                                                       ============
     Series M Units                                    $    103.05
                                                       ============
     Series N Units                                    $     99.37
                                                       ============

* The Net Asset Value per Unit does not include the annual distributions paid to Unitholders.

================================================================================

                          Statement of Income/(Loss)


                                                        February
                                                      -------------
Revenues:
  Realized Profit/(Loss)                              $    925,961
  Change in Unrealized Profit/(Loss)                    (1,317,078)
                                                      -------------
Total Trading Results                                     (391,117)
  Interest Income                                          475,440
                                                      -------------
Total Revenues                                              84,323

Expenses:
  Brokerage Commissions                                    522,475
  Administrative Fees                                       14,928
  Allocation of New Profit Share                           158,310
                                                      -------------
Total Expenses                                             695,713
                                                      -------------
Net Income/(Loss) Before Minority Interest                (611,390)
                                                      -------------
  Minority Interest                                          8,118
                                                      -------------
Net Income/(Loss)                                     $   (603,272)
                                                      =============

To the best of the knowledge and belief of the undersigned the information contained in this report is accurate and complete.

                           /s/ Michael A. Karmelin
                           -----------------------
                               Michael A. Karmelin

                               Chief Financial Officer
                               Merrill Lynch Investment Partners Inc.

Please notify the following of any address changes:

Merrill Lynch Investment Partners Inc.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106
1-800-765-0995